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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use and incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-76031 of World Color Press, Inc. on Form S-4 of our reports dated February 3, 1999 (except for the last paragraph of Note 14, as to which the date is February 26, 1999 and except for Note 18, as to which the date is March 9, 1999), included and incorporated by reference in the Annual Report on Form 10-K of World Color Press, Inc. for the year ended December 27, 1998 and appearing in the Prospectus which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Financial Data" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


New York, New York
May 4, 1999